FREIT Announces Third Quarter 2025 Results

HACKENSACK, NJ, September 12, 2025 – First Real Estate Investment Trust of New Jersey, Inc. (“FREIT” or the “Company”) reported its operating results for the fiscal quarter ended July 31, 2025. The results of operations as presented in this earnings release are unaudited and are not necessarily indicative of future results.

FINANCIAL HIGHLIGHTS & OPERATING STATISTICS
	For the Fiscal Quarter Ended		For the Nine Months Ended
	July 31,		July 31,
	2025	2024	2025	2024

GAAP Earnings Per Share - Basic and Diluted	$0.12	$1.98	$0.32	$1.99
AFFO Per Share - Basic and Diluted	$0.23	$0.18	$0.62	$0.42
Dividends Per Share	$0.10	$0.05	$0.26	$0.15

Total Average Residential Occupancy	96.9%	96.8%	96.9%	96.2%
Total Average Commercial Occupancy	47.6%	51.8%	48.0%	50.9%

Results for the Quarter

Total real estate revenue increased 1.4% to approximately $7,244,000 for the fiscal quarter ended July 31, 2025 as compared to approximately $7,147,000 for the prior year’s comparable period. The change in revenue was primarily attributable to an increase from the residential segment of approximately $150,000 driven by an increase in base rents across most properties while the average occupancy increased slightly to 96.9% in the fiscal quarter ended July 31, 2025 from 96.8% in the prior year’s comparable period.

Net income attributable to common equity (“Net Income”) was approximately $879,000 or $0.12 per share basic and diluted for the fiscal quarter ended July 31, 2025 as compared to approximately $14,791,000 or $1.98 per share basic and diluted for the prior year’s comparable period. The change in Net Income was primarily driven by the litigation settlement, net of fees, of approximately $15,700,000 (FREIT’s share was approximately $14,100,000) received in the prior year’s comparable period. Also contributing to the change in net income was a decrease in general and administrative expenses (“G&A”) of approximately $300,000 attributed to costs incurred in the prior year’s comparable period for legal and professional expenses related to the Sinatra litigation.

(Refer to “Table of Revenue & Net Income Components”)

Results for the Nine Months

Total real estate revenue increased 1.6% to approximately $21,771,000 for the nine months ended July 31, 2025 as compared to approximately $21,421,000 for the prior year’s comparable period. The change in revenue was primarily attributable to an increase from the residential segment of approximately $700,000 driven by an increase in base rents across most properties while the average occupancy increased slightly to 96.9% in the nine months ended July 31, 2025 from 96.2% in the prior year’s comparable period. Offsetting this, there was a decrease from the commercial segment of approximately $350,000 primarily driven by the decline in the average occupancy at the Preakness and Westwood Plaza shopping centers to 43.8% and 29.8%, respectively, in the nine months ended July 31, 2025 from 45.9% and 35.5%, respectively, in the prior year’s comparable period.

Net Income was approximately $2,387,000 or $0.32 per share basic and diluted for the nine months ended July 31, 2025 as compared to approximately $14,812,000 or $1.99 per share basic and diluted for the prior year’s comparable period. The change in Net Income was primarily driven by the litigation settlement, net of fees, of approximately $15,700,000 (FREIT’s share was approximately $14,100,000) received in the prior year’s comparable period. Also contributing to the change in net income was a decrease in G&A of approximately $1,500,000 attributed to costs incurred in the prior year’s comparable period for work performed for the Company by a financial advisory firm and legal and professional expenses related to the Sinatra litigation.

(Refer to “Table of Revenue & Net Income Components”)

Table of Revenue & Net Income Components

	For the Fiscal Quarter Ended July 31,			For the Nine Months Ended July 31,
	2025	2024	Change	2025	2024	Change
	(In Thousands Except Per Share Amounts)			(In Thousands Except Per Share Amounts)
Revenue:
Commercial properties	$1,778	$1,827	$(49)	$5,502	$5,833	$(331)
Residential properties	5,466	5,320	146	16,269	15,588	681
Total real estate revenues	7,244	7,147	97	21,771	21,421	350

Operating expenses:
Real estate operating expenses	3,602	3,320	282	10,803	10,368	435
General and administrative expenses	624	929	(305)	2,260	3,752	(1,492)
Depreciation	738	735	3	2,195	2,249	(54)
Total operating expenses	4,964	4,984	(20)	15,258	16,369	(1,111)

Financing costs	(1,808)	(1,839)	31	(5,532)	(5,463)	(69)

Investment income	303	396	(93)	1,053	1,082	(29)

Litigation settlement, net of fees	—	15,711	(15,711)	—	15,711	(15,711)

Loss on investment in tenancy-in-common	(36)	(96)	60	(13)	(143)	130

Net loss on sale of Maryland properties	—	—	—	—	(171)	171

Net income	739	16,335	(15,596)	2,021	16,068	(14,047)

Net loss (income) attributable to noncontrolling interests in subsidiaries	140	(1,544)	1,684	366	(1,256)	1,622

Net income attributable to common equity	$879	$14,791	$(13,912)	$2,387	$14,812	$(12,425)

Earnings per share:
Basic and diluted	$0.12	$1.98	$(1.86)	$0.32	$1.99	$(1.67)

Weighted average shares outstanding:
Basic	7,471	7,458		7,468	7,454
Diluted	7,471	7,462		7,468	7,457

Segment Property Net Operating Income (“NOI”)

NOI for the residential properties increased modestly to approximately $3,137,000 and $9,389,000 for the fiscal quarter and nine months ended July 31, 2025, respectively, from approximately $3,101,000 and $8,914,000 for the prior year’s comparable periods, respectively. NOI for the commercial properties decreased to approximately $532,000 and $1,662,000 for the fiscal quarter and nine months ended July 31, 2025, respectively, from approximately $756,000 and $2,227,000 for the prior year’s comparable periods, respectively.

Financing Update

Effective May 1, 2025, FREIT entered into a loan extension and modification agreement with Valley National Bank and paid down this loan by approximately $5.7 million (including deferred interest of approximately $0.2 million) bringing the loan balance to $10 million. Under the terms and conditions of this loan extension and modification, the maturity date of this loan is extended for one year to May 1, 2026, the interest rate on the outstanding debt is based on a fixed interest rate of 8.5% and monthly installments of principal and interest of approximately $107,978 are required. The pay down of this loan will result in annual debt service savings of approximately $705,000. Additionally, the escrow balance related to this loan (“Escrow”)

was reduced from $2,000,722 to $1,295,739 resulting in a refund to FREIT of $704,983. This Escrow is held at Valley National Bank and in the event of a default on this loan, the bank shall be permitted to use the proceeds from the Escrow to make monthly debt service payments on the loan.

On August 1, 2025, the mortgage in the amount of $25 million, secured by the Preakness Shopping Center located in Wayne, New Jersey, came due. Wayne PSC, LLC is working with the current lender of this loan, ConnectOne Bank, on a modification and extension of this loan for five (5) years with a potential pay down of approximately $5 million. While the bank is completing its due diligence, the bank has extended this loan for a 90-day period from a maturity date of August 1, 2025 to a maturity date of November 1, 2025 under the same terms and conditions of the existing loan agreement. Management expects this loan to be further extended, however, until such time as a definitive agreement providing for a modification and extension of this loan is entered into, there can be no assurance this loan will be modified and extended.

Dividend

The Board of Directors of FREIT declared a third quarter dividend of $0.10 per share on the common stock to holders of record of the shares at the close of business on August 29, 2025. The payment date for the dividend is September 12, 2025. The Board of Directors will continue to evaluate the dividend on a quarterly basis.

Funds From Operations

Funds From Operations (“FFO”) is a non-GAAP measure defined by the National Association of Real Estate Investment Trusts (“NAREIT”). FREIT does not include distributions from equity/debt/capital gain sources in its computation of FFO. Although many consider FFO as the standard measurement of a REIT’s performance, FREIT modified the NAREIT computation of FFO to include other adjustments to GAAP net income, which are not considered by management to be the primary drivers of its decision making process. These adjustments to GAAP net income are straight-line rents and recurring capital improvements on FREIT’s residential apartments.

The modified FFO computation is referred to as Adjusted Funds From Operations (“AFFO”). FREIT believes that AFFO is a superior measure of its operating performance. FREIT computes FFO and AFFO as follows:

	For the Fiscal Quarter Ended July 31,			For the Nine Months Ended July 31,
	2025		2024	2025		2024
	(In Thousands Except Per Share Amounts)			(In Thousands Except Per Share Amounts)
Funds From Operations ("FFO") (a)

Net income	$739		$16,335	$2,021		$16,068
Depreciation of consolidated properties	738		735	2,195		2,249
Amortization of deferred leasing costs	22		26	67		90
Distributions to non-controlling interests	—	(b)	(240)	(480	)(b)	(420	)(c)
Litigation settlement, net of fees	—		(15,711)	—		(15,711)
Net loss on sale of Maryland properties	—		—	—		171
Adjustment to loss on investment in tenancy-in-common for depreciation	368		363	1,100		1,088
FFO	$1,867		$1,508	$4,903		$3,535

Per Share - Basic and Diluted	$0.25		$0.20	$0.66		$0.47

(a) As prescribed by NAREIT.
(b) FFO excludes the additional distribution of proceeds to non-controlling interests in the amount of approximately $2,000 and $165,000 for the fiscal quarter and nine months ended July 31, 2025, respectively, related to the sale of the Rotunda and Damascus properties located in Maryland in a prior year.
(c) FFO excludes the additional distribution of proceeds to non-controlling interests in the amount of approximately $0.6 million related to the sale of the Rotunda property located in Maryland in a prior year.

Adjusted Funds From Operations ("AFFO")

FFO	$1,867		$1,508	$4,903		$3,535
Deferred rents (Straight lining)	27		30	83		88
Capital Improvements - Apartments	(154)		(218)	(357)		(483)
AFFO	$1,740		$1,320	$4,629		$3,140

Per Share - Basic and Diluted	$0.23		$0.18	$0.62		$0.42
Weighted Average Shares Outstanding:
Basic	7,471		7,458	7,468		7,454
Diluted	7,471		7,462	7,468		7,457

FFO and AFFO do not represent cash generated from operating activities in accordance with accounting principles generally accepted in the United States of America, and therefore should not be considered a substitute for net income as a measure of results of operations or for cash flow from operations as a measure of liquidity. Additionally, the application and calculation of FFO and AFFO by certain other REITs may vary materially from that of FREIT, and therefore FREIT’s FFO and AFFO may not be directly comparable to those of other REITs.

The statements in this report, which relate to future earnings or performance, are forward-looking. Actual results may differ materially and be adversely affected by such factors as market and economic conditions, longer than anticipated lease-up periods or the inability of certain tenants to pay rents. Additional information about these factors is contained in the Company’s filings with the SEC including the Company’s most recent filed reports on Form 10-K and Form 10-Q.

First Real Estate Investment Trust of New Jersey, Inc. is a publicly traded (over-the-counter – symbol FREVS) REIT organized in 1961. Its portfolio of residential and commercial properties are located in New Jersey and New York, with the largest concentration in northern New Jersey.

For additional information, contact Investor Relations at (201) 488-6400

Visit us on the web: www.freitnj.com

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